Exhibit 2.2

Filed in the Office of	Business Number C33445-2003
Barbara K. Cegavske	Filing Number 20190224379
Secretary of State State Of Nevada	Filed On 10/15/2019 11:10:00 AM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CBD LIFE SCIENCES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE FIVE
SHARES OF STOCK

The total number of authorized shares of the Corporation shall be 1,000,000,000 voting common shares with $0.001 par value and 16,081,530 preferred shares with $0.001 par value. The Board of Directors of the Corporation shall have exclusive authority to prescribe the classes, series and the number of each of the securities.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

CONSENT TO ACTION BY THE STOCKHOLDERS OF CBD LIFE SCIENCES INC. The undersigned, representing a majority of the stockholders (the "Stockholders") of the CBD Life Sciences Inc . (the 'Corporation'), a Nevada corporation, pursuant to the authority contained in the General Corporate Law of the State of Nevada, do hereby consent in writing to the following actions of the Corporation, to be effective the I 0 th day of October, 2019 . INCREASE IN AUTHORIZED CAPlTAL WHEREAS: A. Pursuant to Nevada General Corporation Law (the "Act"), any action required or permitted to be taken at a meeting of the Stockholders may be taken without a meeting if a written consent to such action is signed by Stockholders holding at least a majority of the voting power . B. Pursuant to the Act, after issuing stock, a corporation 's articles may be amended by Stockholders representing at least a majority of the voting power. C. The Stockholders wish to approve an amendment to the Articles Incorporation of the Corporation to increase its authorized capital from 500 , 000 , 000 shares of common stock to 1 , 000 , 000 , 000 shares of common stock, with a par value of $ 0 . 00 I (the "Amendment") . The Corporation's preferred stock will remain unchanged . BE IT HEREBY RESOLVED THAT: 1. the Amendment be and are hereby approved, ratified and confirmed; 2. any one director or officer of the Corporation be and they are hereby authorized to prepare and file the Certificate of Amendment with the Delaware Secretary of State , with such effective date as chosen by the directors of the Corporation ; 3. any one director or officer of the Corporation be and is hereby authorized to execute, under the common seal of the Corporation or otherwise, any and all documents, agreements and instruments and to do all things as may be necessary to effect the foregoing resolutions on behalf of the Corporation , including preparing and filing the Certificate of Amendment ; and this resolution may be signed by the Stockholders in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above . 4. £; . Lisa Nelson Percentage of Vote 24.87% . George Rutherford Percentage of Vote 55.13%

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WRITTEN CONSENT IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS OF CBD LIFE SCIENCES INC. Increase Authorized Common Stock The undersigned, being all the directors of the Board of Directors (the "Board") of CBD Life Sciences Inc . , a Nevada corporation (the "Corporation"), in accordance with the provision of Chapter 78 of the Nevada Revised Statues (the "NRS"), hereby adopt the following resolution with the same force and effect as if presented to and adopted at a meeting of the Board of the Corporation, duly called and held on October I 0 , 2019 : INCREASE AUTHORIZED COMMON STOCK WHEREAS, the Board of the Corporation deem it to be in the best interest of the Corporation to : A. increase the authorized common stock from 500,000,000 to 1,000,000,000 (the "Amendment"}; and B. file the certificate of amendment (the "Certificate of Amendment") to give effect to the Amendment. BE IT RESOLVED THAT : l. the Board be authorized to seek the approval of the Stockholders by Consent Resolutions to the Amendment in substantially the form previously circulated, and that the Amendment be and is hereby approved, ratified and confirmed, subject to the approval of the Secretary of State for the State of Nevada ; 2. upon Consent of at least a majority of the Stockholders, any one officer or director of the Corporation be and is hereby authorized to take such steps as may be necessary or advisable to give effect to the Amendment, including the filing of Certificate of Amendment with the Secretary of State under the General Corporation Law of the State of Nevada ; 3. the effective date of the Amendment shall be set to facilitate the filings with the Secretary of State for the State of Nevada and the Financial Industry Regulatory Authority ("FINRA"); 4. any one director or officer of the Corporation be and is hereby authorized and directed, for and in the name of the Corporation, to do all such acts and things as the director or officer may determine to be necessary or advisable in connection with the foregoing resolutions, including the execution of any document (whether under the seal of the Corporation or otherwise) or the doing of any such other act or thing being conclusive evidence of such determination; and 5 . these resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

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IN WITNESS WHEREOF, the following have executed this Written Consent as of the date first written above. DIRECTOR: L - Lisa Ne l son DIRECTOR: tvltLCLcdtAJh - - Mercedes Stunn

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